EXHIBIT 10.3

NOTE AND WARRANT PURCHASE AGREEMENT

DATED AS OF
July 17, 2012,

BETWEEN

CTI INDUSTRIES CORPORATION

AND

bmo pRIVATE eQUITY (u.S.), iNC.

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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Exhibit A	—	Form of Note
Exhibit B	—	Form of Warrant
Exhibit C	—	Compliance Certificate
Schedule 6.2 Schedule 8.7 Schedule 8.27	— — —	Subsidiaries Existing Intercompany Debt Post-Closing

note and warrant purchase Agreement

This NOTE AND WARRANT PURCHASE AGREEMENT is entered into as of July 17, 2012, by and between CTI INDUSTRIES CORPORATION, an Illinois corporation (the “Company”), and BMO PRIVATE EQUITY (U.S.), INC., a Delaware corporation (the “Purchaser”). All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

Preliminary Statement

The Company has requested, and the Purchaser has agreed to extend, a loan to the Company on the terms and conditions of this Agreement.

Now, Therefore, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1 Purchase and sale of the note and warrant.

Section 1.1 Note and Warrant. Subject to the terms and conditions hereof, at the Closing the Company shall sell to the Purchaser and the Purchaser shall purchase from the Company (a) the Note in the aggregate principal amount of $5,000,000 (the “Note Amount”), and (b) the Warrant to purchase, in the aggregate, four percent (4%) of the Company’s Common Stock on a fully-diluted basis. The Purchaser and the Company acknowledge and agree that the Note Amount shall be allocated as follows: (i) $4,390,085 of the Note Amount to the Note and (ii) $609,915 of the Note Amount to the Warrant.

Section 1.2 The Closing. The closing of the purchase and sale of the Securities (the “Closing”) shall take place on July 17, 2012, or on such other date as may be mutually agreeable to the Company and the Purchaser. At the Closing, the Company shall deliver to the Purchaser instruments evidencing the Note and the Warrant to be purchased by the Purchaser, payable to the order of the Purchaser or its nominee or registered in the Purchaser’s or its nominee’s name, respectively, upon payment by the Purchaser of the Note Amount, by wire transfer of immediately available funds to an account specified in writing by the Company to the Purchaser at least two (2) Business Days prior to the Closing.

Section 2 interest.

Section 2.1 Interest Rate; Computation. The Note shall bear interest on the unpaid principal balance thereof at the Current Interest Rate. All interest shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

Section 2.2 Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of the Note at the Default Rate.

Section 3 fees, prepayments, terminations and applications.

Section 3.1 Fees.

(a) Closing Fee. Concurrently with the Closing, the Company shall pay to the Purchaser, a closing fee of $100,000.00 which closing fee shall be fully earned on the Closing Date.

(b) Audit and Appraisal Fees. The Company shall pay to the Purchaser for its own use and benefit reasonable charges for audits of the Collateral by the Purchaser or its agents or representatives in such amounts as the Purchaser may from time to time reasonably request (the Purchaser acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits actually performed by it). The Purchaser shall be entitled to conduct one (1) such audit (a “Scheduled Field Audit”) during each calendar year (unless any Default or Event of Default has occurred, in which case there shall be no limit on the number of such audits). In the absence of any Default or Event of Default, the Company shall not be required to reimburse the Purchaser for more than one (1) Scheduled Field Audit per calendar year.

Section 3.2 Voluntary Prepayments of the Note.

(a) Optional Prepayments of the Note. At any time and from time to time, the Company may, at its option, upon notice as provided in Section 3.2(b), prepay all or any portion of the principal balance of the Note, on any quarterly payment date, in minimum increments of $500,000.00, plus a prepayment premium equal to the product obtained by multiplying (i) the amount being prepaid by (ii) the percentage set forth below opposite the time period in which such prepayment shall occur (the “Prepayment Premium”):

Time Period	Percentage

Closing Date to July 17, 2013	3%
July 18, 2013 to July 18, 2014	2%
July 19, 2014 to July 19, 2015	1%
July 20, 2015 to maturity	No Prepayment Premium

Except as provided in Section 3.2(a) and 3.2(c) hereof, the Note may not be voluntarily prepaid by the Company.

(b) Notice of Optional Prepayments; Officer’s Certificate. The Company will give the holder of the Note written notice of such optional prepayment under Section 3.2(a) not less than two (2) Business Days prior to the date fixed for such prepayment. Such notice shall be accompanied by an officer’s certificate (i) stating the principal amount thereof to be prepaid, (ii) stating the proposed date of prepayment and any conditions relating thereto and (iii) stating the Prepayment Premium required under Section 3.2(a) (calculated as of the date of such prepayment).

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(c) Contingent Prepayments of the Note on Change of Control; Officer’s Certificate.

(i) In the event of a Change of Control, the Company will, at least thirty (30) days and not more than sixty (60) days prior to such Change of Control, give written notice thereof to the holder of the Securities, which shall contain a written irrevocable notice that the Company will prepay (a “Prepayment Notice”), by a date (the “Prepayment Date”) specified in such notice (which date shall be on or prior to the effective date of the Change of Control), all of the Obligations under the Note held by the holder in full (and not in part) in cash. Such notice may state that the Company’s prepayment is conditioned upon the consummation of such Change of Control. The Company shall pay to the holder the outstanding principal amount of the Note, together with all accrued and unpaid interest thereon.

(ii) Any notice by the Company to prepay the Note, and any subsequent prepayment thereof pursuant to this Section 3.2(c), shall be accompanied by an officer’s certificate (A) stating the principal amount of the Note to be prepaid, (B) stating the Prepayment Date, (C) stating the accrued interest on the Note to the Prepayment Date to be prepaid, (D) stating the Prepayment Premium payable in connection with such proposed prepayment (calculated as of the date of such notice or prepayment, as the case may be), (E) certifying that the conditions of this Section 3.2(c) have been fulfilled, and (F) specifying the nature of the Change of Control, the transactions or proposed transactions resulting in such Change of Control and the date or proposed date of the occurrence of such Change of Control.

Section 3.3 Place and Application of Payments. All payments of principal, interest, fees, and all other Obligations payable hereunder shall be made to the Purchaser at its office at 111 West Monroe Street, Chicago, Illinois (or at such other place as the Purchaser may specify) no later than 1:00 p.m. (Chicago time) on the date any such payment is due and payable. Payments received by the Purchaser after 1:00 p.m. (Chicago time) shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set-off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions, and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of the Purchaser). No amount paid or prepaid on the Note may be reborrowed.

Section 4 Collateral and Guaranties.

Section 4.1 Collateral. The Obligations shall be secured by valid, perfected, and enforceable Liens on all right, title, and interest of the Company in all accounts, instruments, documents, chattel paper, general intangibles (including, without limitation, patents, trademarks, tradenames, copyrights, and other intellectual property rights), investment property, deposit accounts, inventory, equipment, fixtures, and real estate, whether now owned or hereafter acquired or arising, and all proceeds thereof. The Company acknowledges and agrees that the Liens on the Collateral shall be valid and perfected second priority Liens (subject to Liens permitted by this Agreement), in each case pursuant to one or more Collateral Documents in form and substance satisfactory to the Purchaser.

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Section 4.2 Liens on Real Property. The Obligations shall be further secured by a valid and enforceable first priority lien on the Mortgaged Premises pursuant to the Mortgage. In the event that the Company owns or hereafter acquires any other real property, the Company shall execute and deliver to the Purchaser (or a security trustee therefor) a mortgage or deed of trust acceptable in form and substance to the Purchaser for the purpose of granting to the Purchaser a Lien on such real property to secure the Obligations, shall pay all taxes, costs, and expenses incurred by the Purchaser in recording such mortgage or deed of trust, and shall supply to the Purchaser at the Company’s cost and expense a survey, environmental report, hazard insurance policy, and mortgagee’s policy of title insurance from a title insurer acceptable to the Purchaser insuring the validity of such mortgage or deed of trust and its status as a first Lien (subject to Liens permitted by this Agreement) on the real property encumbered thereby, and such other instrument, documents, certificates, and opinions reasonably required by the Purchaser in connection therewith.

Section 4.3 Guaranties. The payment and performance of the Obligations shall at all times be guaranteed by each direct and indirect domestic Subsidiary of the Company pursuant to one or more guaranty agreements in form and substance acceptable to the Purchaser (as the same may be amended, modified, or supplemented from time to time, individually a “Subsidiary Guaranty” and collectively the “Subsidiary Guaranties”).

Section 4.4 Further Assurances. The Company agrees that it shall execute and deliver such documents and do such acts and things as the Purchaser may from time to time request in order to provide for or perfect or protect the Purchaser’s Lien on the Collateral.

Section 5 Definitions; Interpretation.

Section 5.1 Definitions. The following terms when used herein shall have the following meanings:

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 5% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. Notwithstanding anything to the contrary contained herein or in the Warrant, the Purchaser shall under no circumstances be deemed an “Affiliate” of the Company.

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“Agreement” means this Note and Warrant Purchase Agreement, as the same may be amended, modified, or restated from time to time in accordance with the terms hereof.

“Anti-Terrorism Laws” is defined in Section 6.22 hereof.

“Asset Sale” means any sale, lease, conveyance, transfer, or other disposition of assets by the Company or any of its Subsidiaries (including by way of merger or consolidation or sale-leaseback transaction, but not including (a) any asset which is to be replaced, and is in fact replaced, within sixty (60) days with another asset performing the same or a similar function, and (b) sales of inventory in the ordinary course of business), whether in one transaction or a series or group of transactions.

“Authorized Representative” means those persons shown on the list of officers provided by the Company pursuant to Section 7.2 hereof or on any update of any such list provided by the Company to the Purchaser, or any further or different officer of the Company so named by any Authorized Representative of the Company in a written notice to the Purchaser.

“Borrowing Base” shall have the meaning given such term in the Senior Credit Agreement as in effect on the date hereof.

“Business Day” means any day other than a Saturday or Sunday on which banks are not authorized or required to close in Chicago, Illinois.

“Capital Expenditures” means, as to any Person and for any period, all expenditures (whether paid in cash or other consideration) during such period, without duplication, that are or should be included in additions to property, plant, and equipment or similar items reflected in such Person’s consolidated statement of cash flows for such period; provided that Capital Expenditures do not include, for purposes of this Agreement, expenditures of proceeds of insurance settlements, condemnation awards, and other settlements in respect of lost, destroyed, damaged, or condemned assets to the extent such expenditures are made to replace or repair such assets or otherwise to acquire assets useful in the business of such Person.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means the amount of the liability shown on the balance sheet of any Person in respect of a Capital Lease determined in accordance with GAAP.

“Capital Stock” shall mean (i) in the case of a corporation, voting capital stock, (ii) in the case of an association or business entity, any and all Shares, interests, participations, rights or other equivalents (however designated) of voting capital stock, (iii) in the case of a partnership, voting partnership interests (whether general or limited), (iv) in the case of a limited liability company, voting membership or similar interests and (v) any other interest or participation that confers on a Person the right to vote and to receive a Share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change of Control” is defined in Section 10.1(l) hereof.

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“Closing” is defined in Section 1.2 hereof.

“Closing Date” means the date on which the Purchaser has received signed counterpart signature pages of this Agreement from each of the signatories and the conditions in Section 7.1 and 7.2 hereof have been fulfilled.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Purchaser by the Collateral Documents.

“Collateral Documents” means the Mortgage, Security Agreement, Pledge Agreement, Patent Security Agreement, Trademark Security Agreement, Copyright Security Agreement, and all other mortgages, deeds of trust, security agreements, assignments, financing statements and other documents as shall from time to time secure the Obligations or any part thereof.

“Common Stock” means the common stock, no par value per share, of the Company.

“Company” is defined in the introductory paragraph hereof.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Copyright Security Agreement” means that certain Copyright Security Agreement dated as of the date hereof, between the Company and the Purchaser, as the same may be amended, modified, supplemented, or restated from time to time.

“CTI Balloons” means CTI Balloons, Ltd., a private limited company incorporated under the laws of England and Wales and a Wholly-Owned Subsidiary.

“CTI Helium” means CTI Helium, Inc., an Illinois corporation and a Wholly-Owned Subsidiary.

“Current Interest Rate” means the rate of eleven and one-half percent (11.50%) per annum (computed on the basis of a 360-day year and the actual number of days elapsed in any year) on the unpaid principal amount of the Note outstanding from time to time from and including the date of issuance thereof until the date paid, or if less, at the highest rate then permitted under applicable law.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Default Rate” is defined in Section 10.2(a) hereof.

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“Designee” is defined in Section 8.24 hereof.

“EBITDA” means, with reference to any period, (a) Net Income of the Company and its Subsidiaries, on a consolidated basis, for such period plus (b) all amounts deducted in arriving at such Net Income for such period in respect of (i) Interest Expense for such period, (ii) federal, state, and local income taxes for such period, and (iii) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Event of Default” means any event or condition identified as such in Section 10.1 hereof.

“Excluded Flexo VIE Debt” means all Indebtedness for Borrowed Money of Flexo owed to VLM or VLUS, subject to satisfaction of the following conditions: (a) such indebtedness was incurred under the leasing arrangement described in footnote 15 to the consolidated financial statements attached to the Company’s Form 10-K filed on March 31, 2011; (b) the aggregate amount of Flexo’s liability for such indebtedness does not exceed $1,000,000 at any time; (c) none of the Company and its other Subsidiaries has done any of the following: (i) directly or indirectly guaranteed such indebtedness; (ii) agreed (contingently or otherwise) to purchase or otherwise acquire such indebtedness; or (iii) otherwise assured VLM or VLUS against loss in respect of such indebtedness; and (d) no creditor of VLM or VLUS has recourse to the general credit of the Company or any of its other Subsidiaries as a result of including VLM and VLUS in the consolidated financial statements of the Company and its Subsidiaries.

“Executive Order” is defined in Section 6.22 hereof.

“Fixed Charges” means, with reference to any period, the sum of (a) the aggregate amount of payments required to be made by the Company and its Subsidiaries, on a consolidated basis, during such period in respect of principal on all Indebtedness for Borrowed Money (whether at maturity, as a result of mandatory sinking fund redemption, scheduled payments or otherwise) other than (i) Revolving Loans (as defined in the Senior Credit Agreement), (ii) Intercompany Debt, and (iii) in the case of Subordinated Debt, principal reductions caused by the exercise of warrants by the holders of such debt and principal reductions made prior to the date of this Agreement, plus (b) total interest expense (including interest on Subordinated Debt but excluding interest on Intercompany Debt) for such period.

“Fixed Charge Coverage Ratio” means, with reference to any period, the ratio of (a) the total for such period of (i) EBITDA, minus (ii) federal, state, and local income taxes paid by the Company during such period, minus (iii) the sum of all dividends declared by the Company during such period, minus (iv) the sum of all payments made in connection with the purchase, redemption, or other acquisition or retirement of any Capital Stock or other equity interests of the Company (or any warrants, options or similar instruments to acquire the same), minus (v) all Capital Expenditures which are not financed with Indebtedness for Borrowed Money, to (b) Fixed Charges for such period.

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“Flexo” means Flexo Universal, S.A. de C.V., a Mexican sociedad anonima de capital variable and a 98.5%-owned Subsidiary of the Company.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than thirty (30) days past due), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, and (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances, hedging obligations, synthetic leases, and other extensions of credit whether or not representing obligations for borrowed money. For the avoidance of doubt, “Indebtedness for Borrowed Money” shall not include obligations in respect of operating leases (as opposed to Capital Leases).

“Intercompany Debt” means Indebtedness for Borrowed Money owing (i) from the Company to any future additional borrower under the Note or a Wholly-Owned Subsidiary, or (ii) from a Wholly-Owned Subsidiary to a Company or any future additional borrower under the Note or another Wholly-Owned Subsidiary.

“Junior Subordination Agreement” means a subordination agreement between the Purchaser and any holder of Subordinated Debt, in form and substance acceptable to the Purchaser.

“Lien” means any mortgage, lien, security interest, pledge, charge, or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, or condition (financial or otherwise) of the Company or of the Company and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Company or any Subsidiary to perform its obligations under any Operative Document, or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Company or any Subsidiary of any Operative Document or the rights and remedies of the Purchaser thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document.

“Maturity Date” means (x) January 18, 2018, or (y) if earlier, such earlier date on which the Note is accelerated pursuant to Sections 10.1 or 10.2 hereof.

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“Merrick” means Stephen M. Merrick, an individual resident of the State of Illinois.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means that certain Mortgage and Security Agreement with Assignment of Rents dated as of the date hereof, between the Company and the Purchaser, as the same may be amended, modified, supplemented, or restated from time to time.

“Mortgaged Premises” means the real property of the Company commonly known as 22160 North Pepper Road, Barrington, Illinois, and all buildings and improvements thereon, and all rents, issues, and profits therefrom.

“Net Income” means, for any Person, with reference to any period, the net income (or net loss) of such Person for such period computed in accordance with GAAP.

“Note” means that certain Senior Subordinated Promissory Note in the aggregate principal amount of Five Million and 00/100 Dollars ($5,000,000.00), issued to the Purchaser by the Company pursuant to this Agreement, in substantially the form attached hereto as Exhibit A, with the blanks appropriately filled in, as may be amended, restated, replaced, substituted or otherwise modified from time to time.

“Note Amount” is defined in Section 1.1 hereof.

“Obligations” means all obligations of the Company to pay principal and interest on the Note, all fees and charges payable hereunder, and all other payment obligations of the Company arising under or in relation to any Operative Document, including without limitation, any and all payment obligations under the Warrant, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held, or acquired.

“OFAC” is defined in Section 6.22 hereof.

“Operative Documents” means this Agreement, the Note, the Warrant, the Subsidiary Guaranties, the Collateral Documents and all other documents, instruments and agreements executed by or on behalf of the Company and delivered concurrently herewith or at any time hereafter to or for the Purchaser or any Affiliate of Purchaser, all as amended, restated or supplemented from time to time.

“Parent Board” is defined in Section 8.24 hereof.

“Patent Security Agreement” means that certain Patent Security Agreement dated as of the date hereof, between the Company and the Purchaser, as the same may be amended, modified, supplemented, or restated from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

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“Permitted Holder” means (a) each of Schwan and Merrick; (b) in respect of Schwan and subject to the qualifications set forth in clause (d) of this definition, the John H. Schwan Grantor Retained Annuity Trust dated August 13, 2009; (c) in respect of Merrick and subject to the qualifications set forth in clause (d) of this definition, The Merrick Company, LLC, an Illinois limited liability company; and (d) any other trust or other estate-planning vehicle established for the benefit of any individual identified in clause (a) or any other individual having a relationship by blood (to the second degree of consanguinity), marriage, or adoption to any individual identified in clause (a) and in respect of which the applicable individual identified in clause (a) serves as trustee or in a similar capacity.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Pledge Agreement” means that certain Pledge Agreement dated as of the date hereof, between the Company and the Purchaser, as the same may be amended, modified, supplemented, or restated from time to time.

“Prepayment Date” is defined in Section 3.2 hereof.

“Prepayment Notice” is defined in Section 3.2 hereof.

“Prepayment Premium” is defined in Section 3.2 hereof.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchaser” is defined in the introductory paragraph hereof.

“Schwan” means John H. Schwan, an individual resident of the State of Illinois.

“Scheduled Field Audit” is defined in Section 3.1 hereof.

“SEC Reports” is defined in Section 6.23 hereof.

“Securities” means, collectively, the Note and the Warrant.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

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“Security Agreement” means that certain Security Agreement dated as of the date hereof, between the Company and the Purchaser, as the same may be amended, modified, supplemented, or restated from time to time.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

“Senior Credit Agreement” means that certain Credit Agreement, dated as of April 29, 2010, by and between the Company and the Senior Lender, as amended, supplemented or modified from time to time on or prior to the Closing Date or, after the Closing Date, in the manner permitted under the Senior Subordination Agreement.

“Senior Credit Documents” means the Senior Credit Agreement and the related agreements, documents and instruments, as amended, modified or supplemented in accordance with the Senior Subordination Agreement.

“Senior Debt” means the Indebtedness of the Company and extension of credit by the Senior Lender under the Senior Credit Agreement, together with extensions of credit pursuant to any modifications of the Senior Credit Agreement, to the extent permitted under the Senior Subordination Agreement, as the same may be amended, modified, supplemented or restated from time to time in accordance with the provisions of this Agreement.

“Senior Funded Debt” means, at any time the same is to be determined, the aggregate of all Indebtedness for Borrowed Money of the Company and its Subsidiaries, on a consolidated basis, at such time, plus all Indebtedness for Borrowed Money of any other person or entity which is directly or indirectly guaranteed by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Company or any of its Subsidiaries has otherwise assured a creditor against loss, minus, without duplication, the Obligations under the Note, the Subordinated Debt and Intercompany Debt. For purposes of this Agreement, “Senior Funded Debt” does not include any Excluded Flexo VIE Debt.

“Senior Lender” means BMO Harris Bank N.A. (formerly known as Harris N.A.) and its successors and assigns.

“Senior Leverage Ratio” means, as of any time it is to be determined, the ratio of Senior Funded Debt at such time to EBITDA for the four fiscal quarters of the Company then most recently ended.

“Senior Subordination Agreement” means that certain Subordination and Intercreditor Agreement dated as of July 17, 2012, by and between the Purchaser and the Senior Lender, as the same may be amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

“Shares” shall mean certificated or uncertificated instruments or denominations that represent the ownership of the Capital Stock of any Person.

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“Subordinated Debt” means Indebtedness for Borrowed Money owing to any Person on terms and conditions, and in such amounts, acceptable to the Purchaser and which is subordinated in right of payment to the prior payment in full of the Obligations pursuant to a Junior Subordination Agreement, or written subordination provisions, in each case approved in writing by the Purchaser.

“Subordinated Debt Documents” means any documents, guaranties, agreements and instruments evidencing, securing or otherwise pertaining to the Subordinated Debt.

“Subsidiary” means any corporation or other Person more than 50% of the outstanding ordinary voting Shares or other equity interests of which is at the time directly or indirectly owned by the Company, by one or more of its Subsidiaries, or by the Company and one or more of its Subsidiaries.

“Subsidiary Guaranty” and “Subsidiary Guaranties” each is defined in Section 4.3 hereof.

“Total Funded Debt” means, at any time the same is to be determined, the aggregate of all Indebtedness for Borrowed Money of the Company and its Subsidiaries, on a consolidated basis, at such time, plus all Indebtedness for Borrowed Money of any other person or entity which is directly or indirectly guaranteed by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Company or any of its Subsidiaries has otherwise assured a creditor against loss. For purposes of this Agreement, “Total Funded Debt” does not include any Excluded Flexo VIE Debt.

“Total Leverage Ratio” means, as of any time it is to be determined, the ratio of Total Funded Debt at such time to EBITDA for the four fiscal quarters of the Company then most recently ended.

“Trademark Security Agreement” means that certain Trademark Security Agreement dated as of the date hereof, between the Company and the Purchaser, as the same may be amended, modified, supplemented, or restated from time to time.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“USA Patriot Act” is defined in Section 6.22 hereof.

“VLM” means Venture Leasing Mexico S.A. de R.L., a Mexican sociedad anonima de responsabilidad limitada and an Affiliate of the Company.

“VLUS” means Venture Leasing L.L.C., an Illinois limited liability company and an Affiliate of the Company.

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“Warrant” means and includes that certain Warrant Agreement dated the date hereof, issued by the Company in favor of the Purchaser to acquire an aggregate of four percent (4%) of the Common Stock of the Company, on a fully-diluted basis, in substantially the form attached hereto as Exhibit B, with the blanks appropriately filled in, as may be amended, restated or supplemented from time to time.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-Owned Subsidiary” means a Subsidiary of which all of the issued and outstanding Shares of Capital Stock (other than directors’ qualifying Shares as required by law) or other equity interests are owned by the Company and/or one or more Wholly-Owned Subsidiaries within the meaning of this definition.

Section 5.2 Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 6 Representations and Warranties.

The Company represents and warrants to the Purchaser as follows:

Section 6.1 Organization and Qualification. The Company is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Illinois, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying where the failure to do so could reasonably be expected to have a Material Adverse Effect.

Section 6.2 Subsidiaries. Each Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying where the failure to do so could reasonably be expected to have a Material Adverse Effect. Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding Shares of each class of its Capital Stock or other equity interests owned by the Company and the Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying Shares as required by law), a description of each class of its authorized Capital Stock and other equity interests and the number of Shares of each class issued and outstanding. All of the outstanding Shares of Capital Stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such Shares and other equity interests indicated on Schedule 6.2 as owned by the Company or a Subsidiary are owned, beneficially and of record, by the Company or such Subsidiary free and clear of all Liens other than Liens granted to the Purchaser. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any Shares of any class of Capital Stock or other equity interests of any Subsidiary.

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Section 6.3 Authority and Validity of Obligations. The Company has full right and authority to enter into this Agreement and the other Operative Documents, to issue the Note and the Warrant in evidence thereof, to grant to the Purchaser the Liens described in the Collateral Documents, and to perform all of its obligations hereunder and under the other Operative Documents. Each Subsidiary has full right and authority to enter into the Operative Documents executed by it, to guarantee the Obligations, to grant to the Purchaser the Liens described in the Collateral Documents executed by it, and to perform all of its obligations under the Operative Documents executed by it. The Operative Documents delivered by the Company and its Subsidiaries have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of the Company and its Subsidiaries enforceable against them in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Operative Documents do not, nor does the performance or observance by the Company or any Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Company or any Subsidiary or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of the Company or any Subsidiary or any covenant, indenture or agreement of or affecting the Company or any Subsidiary or any of their Property, or (b) result in the creation or imposition of any Lien on any Property of the Company or any Subsidiary other than the Liens granted in favor of the Purchaser and the Senior Lender.

Section 6.4 Use of Proceeds; Margin Stock. The Company shall use the proceeds of the issuance of the Note to repay certain existing Indebtedness for Borrowed Money to the Senior Lender under the Senior Credit Agreement and for its general working capital purposes and for such other legal and proper purposes as are consistent with all applicable laws. Neither the Company nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Note hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

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Section 6.5 Financial Reports. The consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2011, and the related consolidated statements of income, retained earnings, and cash flows of the Company and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Blackman Kallick, LLP, independent public accountants, and the unaudited interim consolidated balance sheet of the Company and its Subsidiaries as at May 31, 2012, and the related consolidated statements of income, retained earnings, and cash flows of the Company and its Subsidiaries for the three months then ended, heretofore furnished to the Purchaser, fairly present the consolidated financial condition of the Company and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. Neither the Company nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

Section 6.6 No Material Adverse Change. Since December 31, 2011, there has been no change in the condition (financial or otherwise) or business prospects of the Company or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate have been materially adverse.

Section 6.7 Full Disclosure. The statements and information furnished to the Purchaser in connection with the negotiation of this Agreement and the other Operative Documents and the commitment by the Purchaser to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Purchaser acknowledging that, as to any projections furnished to the Purchaser, the Company only represents that the same were prepared on the basis of information and estimates the Company believed to be reasonable.

Section 6.8 Trademarks, Franchises and Licenses. The Company and its Subsidiaries own, possess or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright, or other proprietary right of any other Person.

Section 6.9 Governmental Authority and Licensing. The Company and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, local, and foreign governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the Company, threatened.

Section 6.10 Good Title. The Company and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Company and its Subsidiaries furnished to the Purchaser (except for sales of assets by the Company and its Subsidiaries in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof.

Section 6.11 Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Company threatened, against the Company or any Subsidiary or any of their Property which if adversely determined could reasonably be expected to have a Material Adverse Effect.

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Section 6.12 Taxes. All tax returns required to be filed by the Company or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon the Company or any Subsidiary or upon any of their Property, income or franchises, which are shown to be due and payable in such returns, have been paid except such taxes, assessments, fees, and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. The Company does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Company and its Subsidiaries have been made for all open years, and for the current fiscal period.

Section 6.13 Approvals. No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency, or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery, or performance by the Company or any Subsidiary of any Operative Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 6.14 Affiliate Transactions. Neither the Company nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 6.15 Investment Company. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.16 ERISA. The Company and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of, and is in compliance in all material respects with, ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Company nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Section 6.17 Compliance with Laws. The Company and its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), non-compliance with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

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Section 6.18 Other Agreements. Neither the Company nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting the Company, any Subsidiary or any of their Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 6.19 Solvency. The Company and its Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 6.20 Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby; and the Company hereby indemnifies the Purchaser against, and agrees that it will hold the Purchaser harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

Section 6.21 No Default. No Default or Event of Default has occurred and is continuing and no default or event of default has occurred and is continuing under the Senior Credit Documents.

Section 6.22 Anti-Terrorism Laws.

(a) Neither the Company nor, to the Company’s knowledge, any Affiliates of the Company, is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, signed into law October 26, 2001 (the “USA Patriot Act”).

(b) Neither the Company nor, to the Company’s knowledge, any Affiliates of the Company, or brokers or other agents of such Person acting or benefiting in any capacity in connection with the Note hereunder, is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

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(iii) a Person with whom the Purchaser is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person that is named as a “specially designated national and blocked person” on the most current list published by the USA Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) Neither the Company nor, to the Company’s knowledge, any Affiliates of the Company, or brokers or other agents of such Person acting or benefiting in any capacity in connection with the Note hereunder, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 6.23 SEC Disclosure. The Common Stock of the Company is registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act, and the Company has timely filed all proxy statements, reports, schedules, forms, statements and other documents required to be filed by it under the Securities Exchange Act. The Company has filed (a) its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and (b) its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012 (collectively, the “SEC Reports”). Each SEC Report was, at the time of its filing, in substantial compliance with the requirements of its respective form and none of the SEC Reports, nor the financial statements (and the notes thereto) included in the SEC Reports, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the United States Securities and Exchange Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed) and fairly present in all material respects the financial condition, the results of operations and the cash flows of the Company and its Subsidiaries, on a consolidated basis, as of, and for, the periods presented in each such SEC Report.

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Section 6.24 Capital Structure.

(a) Generally. The authorized capital stock of the Company consists of (i) five million (5,000,000) shares of Common Stock, of which there are three million two hundred thirteen thousand one hundred forty-six (3,213,146) shares issued and outstanding as of the Closing Date and no shares held in the treasury of the Company; (ii) five hundred thousand (500,000) shares of Class B Common Stock, no par value per share (the “Class B Common Stock”), of which there are zero (0) shares issued and outstanding as of the Closing Date and no shares held in the treasury of the Company; and (iii) two million (2,000,000) shares of Preferred Stock, no par value, of which zero (0) shares are issued and outstanding as of the Closing Date and no shares held in the treasury of the Company. All outstanding shares of the Company’s Common Stock, Class B Common Stock and Preferred Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound. Shares of the Company’s Class B Common Stock are convertible into shares of the Common Stock, and shares of the Company’s Preferred Stock are not convertible into any Capital Stock of the Company.

(b) Obligations With Respect to Capital Stock. Except as set forth on Schedule 6.24(b), and except for the Warrant, as of the Closing Date, there are no options, warrants, equity securities, partnership interests or similar ownership interests of any class of the Company, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. As of the Closing Date, except as described on Schedule 6.24(b), and except for the Warrant, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of Capital Stock, partnership interests or similar ownership interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement.

Section 7 Conditions Precedent.

The obligation of the Purchaser to purchase and pay for the Securities is subject to fulfillment on or prior to the Closing Date of the following conditions precedent to the satisfaction of the Purchaser in its sole discretion:

Section 7.1 Conditions. As of the time of the purchase of the Securities by the Purchaser:

(a) each of the representations and warranties set forth in Section 6 hereof and in the other Operative Documents shall be true and correct as of such time, except to the extent the same expressly relate to an earlier date;

(b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of the purchase of the Securities by the Purchaser;

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(c) the Company shall have simultaneously sold to the Purchaser the Securities to be purchased by the Purchaser hereunder at the Closing;

(d) the Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Securities pursuant to this Agreement in compliance with such laws;

(e) the purchase and sale of the Securities shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Purchaser (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System, the Securities Act and the Securities Exchange Act) as then in effect;

(f) the Company and the Senior Lender shall have entered into an amendment to the Senior Credit Agreement, all conditions to its effectiveness shall have been satisfied, no default or event of default shall have occurred and be continuing under the Senior Credit Agreement and the Company shall have sufficient availability of funds under the Senior Credit Agreement for working capital purposes on the Closing Date;

(g) since December 31, 2011 there shall have been no change in the financial condition, operating results, assets, operations, business prospects, results, assets, operations, business prospects, employee relations or customer or supplier relations of the Company or any of its Subsidiaries which would have a Material Adverse Effect;

(h) the Purchaser shall have received evidence satisfactory to it that the Company’s pro forma fixed charges are covered by projected cash flow by at least 1.2 times;

(i) no default of event of default shall have occurred and be continuing under any contract, agreement or arrangement for Indebtedness for Borrowed Money of the Company and its Subsidiaries which would reasonably be expected to have a Material Adverse Effect;

(j) the Purchaser shall have completed a due diligence review of the Company and its Subsidiaries and their respective records, financial condition and operations, which due diligence review shall be satisfactory to the Purchaser in its sole discretion; and

(k) the conditions to closing under the Senior Credit Agreement shall have been satisfied.

Section 7.2 Documents. At or prior to the purchase of the Securities, the Purchaser shall have received the following (each to be properly executed and completed) in form and substance satisfactory to the Purchaser:

(a) this Agreement, the Note and the Warrant, duly executed by the Company and the Purchaser, as applicable;

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(b) the Mortgage, the Security Agreement, the Pledge Agreement, the Patent Security Agreement, the Trademark Security Agreement, and the Copyright Security Agreement from the Company, together with any financing statements requested by the Purchaser;

(c) the Subsidiary Guaranty of CTI Helium;

(d) a Junior Subordination Agreement from each of Merrick, Schwan and the Company in favor of the Purchaser, together with copies of the subordinated note and any other loan documents executed in connection therewith;

(e) evidence of the maintenance of insurance by the Company as required hereby or by the Collateral Documents;

(f) copies (executed or certified as may be appropriate) of resolutions of the Board of Directors or other governing body of the Company authorizing the execution, delivery, and performance of the Operative Documents;

(g) articles of incorporation (or equivalent organizational document) of the Company certified by the appropriate governmental office of the state of its organization;

(h) by-laws (or equivalent organizational document) for the Company certified by an appropriate officer of the Company acceptable to the Purchaser;

(i) an incumbency certificate containing the name, title and genuine signature of the Company’s Authorized Representatives;

(j) good standing certificates for the Company, dated as of a date no earlier than 30 days prior to the date hereof, from the appropriate governmental offices in the state of its incorporation or organization and in each state in which it is qualified to do business as a foreign organization;

(k) reserved;

(l) reserved;

(m) an ALTA survey prepared by a state-licensed surveyor on the Mortgaged Premises certified to the Purchaser and the title insurance company issuing the title policy referred to below;

(n) a flood determination report prepared for the Purchaser by a flood determination company selected by the Purchaser stating whether or not any portion of the Mortgaged Premises and the improvements thereon are in a federally designated flood hazard area;

(o) a mortgagee’s title insurance policy (or a prepaid binding commitment therefor) in the aggregate amount of not less than $4,000,000 insuring the Lien of the Purchaser on the premises subject to the Lien of the Mortgage to be a valid, first mortgage lien subject to no defects or objections except those permitted by Section 8.8 hereof, together with such endorsements as the Purchaser may reasonably require;

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(p) evidence satisfactory to the Purchaser that an aggregate principal amount of $5,000,000 of the Senior Debt has been paid to the Senior Lender;

(q) except to the extent waived in writing by the Purchaser, landlords’ lien waivers in connection with the Property of the Company located in leased premises;

(r) the Purchaser shall have received payment of the closing fee called for hereby, together with all fees, costs and expenses incurred by the Purchaser in connection with the negotiation and documentation of this Agreement and the other Operative Documents and the transactions contemplated hereby and thereby;

(s) the Purchaser shall have received such field examination reports, valuations and certifications as it may require in order to satisfy itself as to the value of the Collateral, the financial condition of the Company and its Subsidiaries, and the lack of material contingent liabilities of the Company and its Subsidiaries;

(t) legal matters incident to the execution and delivery of the Operative Documents and to the transactions contemplated hereby shall be satisfactory to the Purchaser and its counsel; and the Purchaser shall have received the favorable written opinion of counsel for the Company in form and substance satisfactory to the Purchaser and its counsel;

(u) the Purchaser shall have received a copy of the Borrowing Base certificate in the form attached as Exhibit F to the Senior Credit Agreement showing the computation of the Borrowing Base in reasonable detail as of the close of business one Business Day prior to the Closing Date;

(v) the Purchaser shall have received financing statement, tax and judgment lien search results against the Property of the Company and its Subsidiaries evidencing the absence of Liens on their Property except as permitted by Section 8.8 hereof;

(w) the Liens granted to the Purchaser under the Collateral Documents shall have been perfected in a manner satisfactory to the Purchaser and its counsel;

(x) the Purchaser shall have received the Company’s audited financial statements for the twelve-month period ending December 31, 2011 and the Company’s monthly financial statements for the twelve-month period ending May 31, 2012;

(y) the Purchaser shall have received evidence satisfactory to it that the 2011 adjusted EBITDA of the Company is equal to or greater than $3,500,000.00, and any adjustments to the Company’s EBITDA shall be acceptable to the Purchaser in its sole discretion; and

(z) the Purchaser shall have received such other agreements, instruments, documents, certificates and opinions as the Purchaser may reasonably request.

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Section 8 Covenants.

The Company agrees that, so long as any portion of the Note remains outstanding (and except to the extent otherwise provided in the Warrant), except to the extent compliance in any case or cases is waived in writing by the Purchaser:

Section 8.1 Maintenance of Business. The Company shall, and shall cause each Subsidiary to, preserve and maintain its existence. The Company shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits and franchises necessary to the proper conduct of its business.

Section 8.2 Maintenance of Properties. The Company shall maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted) and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, and shall cause each Subsidiary to do so in respect of Property owned or used by it.

Section 8.3 Taxes and Assessments. The Company shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

Section 8.4 Insurance. The Company shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Company shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including employers’ and public liability risks) with good and responsible insurance companies, as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Company shall in any event maintain insurance on the Collateral to the extent required by the Collateral Documents. The Purchaser shall be listed as “Lender’s Loss Payee” and “Mortgagee” with respect to all property insurance and as an “Additional Insured” with respect to all liability insurance. Company shall upon request furnish to the Purchaser a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

Section 8.5 Financial Reports. The Company shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Purchaser and its duly authorized representatives such information respecting the business and financial condition of the Company and its Subsidiaries as the Purchaser may reasonably request; and without any request, shall furnish to the Purchaser:

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(a) concurrently with delivery to the Senior Lender, and in any event within fifteen (15) days after the last day of each calendar month, a copy of the Borrowing Base certificate in the form attached as Exhibit F to the Senior Credit Agreement showing the computation of the Borrowing Base in reasonable detail as of the close of business on the last day of such month, together with an accounts receivable and accounts payable aging and an inventory report supporting the computation of the Borrowing Base, prepared by the Company and certified to by its chief financial officer or such other officer acceptable to the Purchaser;

(b) as soon as available, and in any event within forty-five (45) days after the last day of each calendar month, a copy of the consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the last day of such period and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Company and its Subsidiaries for the calendar month and the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year and a comparison to the business plan, prepared by the Company in accordance with GAAP and certified to by its chief financial officer or such other officer acceptable to the Purchaser;

(c) as soon as available, and in any event within forty-five (45) days after the last day of each fiscal quarter of the Company, a copy of the consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the last day of such period and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Company and its Subsidiaries for the fiscal quarter and the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year and a comparison to the business plan, prepared by the Company in accordance with GAAP and certified to by its chief financial officer or such other officer acceptable to the Purchaser;

(d) as soon as available, and in any event within one hundred twenty (120) days after the last day of each fiscal year of the Company, a copy of the audited consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the close of such period and the audited consolidated and consolidating statements of income, retained earnings, and cash flows of the Company and its Subsidiaries for such period, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion thereon of Blackman Kallick, LLP, or another firm of independent public accountants of recognized standing, selected by the Company and reasonably satisfactory to the Purchaser, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Company and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

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(e) within the period provided in subsection (d) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

(f) promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the Company’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;

(g) as soon as available, and in any event no later than thirty (30) days after the end of each fiscal year of the Company, a copy of the Company’s consolidated and consolidating business plan for the following fiscal year, such business plan to show the Company’s projected consolidated and consolidating revenues, expenses, and balance sheet on a month-by-month basis, such business plan to be in reasonable detail prepared by the Company and in form reasonably satisfactory to the Purchaser;

(h) promptly after knowledge thereof shall have come to the attention of any responsible officer of the Company, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against the Company or any Subsidiary or any of their Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) the occurrence of any Default or Event of Default hereunder;

(i) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that the Company has made generally available to its Shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that the Company files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by the Company to the public concerning material changes to or developments in the business of the Company;

(j) as soon as available, and in any event within forty-five (45) days after the last day of each fiscal quarter of the Company, a written certificate in the form attached hereto as Exhibit C signed by the chief financial officer of the Company, or such other officer of the Company satisfactory to the Purchaser, to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Company to remedy the same, together with calculations supporting such statements in respect of Section 8.23 of this Agreement; and

(k) concurrently with delivery thereof to the Senior Lender, copies of all statements, reports certificates and other documents which the Company or any of its Subsidiaries or other Persons delivers to the Senior Lender by or on behalf of the Company or such Subsidiary.

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Section 8.6 Inspection. The Company shall, and shall cause each Subsidiary to, permit the Purchaser and its duly authorized representatives and agents to visit and inspect any of the Properties, books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, to perform audits of the Collateral, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, its officers, employees, and independent public accountants (and by this provision the Company hereby authorizes such accountants to discuss with the Purchaser the finances and affairs of the Company and of each Subsidiary) at such reasonable times and reasonable intervals as the Purchaser may designate.

Section 8.7 Borrowings and Guaranties. The Company shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create, or have outstanding any Indebtedness for Borrowed Money, or be or become liable as endorser, guarantor, surety, or otherwise for any debt, obligation, or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a) the Obligations of the Company owing to the Purchaser under the Operative Documents and other indebtedness and obligations of the Company owing to the Purchaser;

(b) reserved;

(c) obligations of the Company and its Subsidiaries arising out of interest rate and foreign currency hedging agreements entered into with financial institutions in the ordinary course of business and not for speculation;

(d) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(e) reserved;

(f) indebtedness of the Company and Flexo to Merrick and Schwan existing on the date hereof in an aggregate principal amount not to exceed $1,500,000 on the date hereof, as reduced by payments thereon, and provided that any indebtedness of the Company to Merrick and Schwan shall be Subordinated Debt;

(g) unsecured Intercompany Debt existing on the date hereof and identified on Schedule 8.7;

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(h) unsecured Intercompany Debt incurred after the date hereof in an amount not to exceed $575,000 in the aggregate at any one time outstanding;

(i) unsecured indebtedness of the Company and its Subsidiaries not otherwise permitted by this Section in an amount not to exceed $115,000 in the aggregate at any one time outstanding; and

(j) indebtedness of the Company constituting the Senior Debt.

Section 8.8 Liens. The Company shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations, or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts, or leases to which the Company or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(b) mechanics’, workmen’s, materialmen’s, landlords’, carriers’, or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(c) the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of the Company and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $287,500 at any one time outstanding;

(d) reserved;

(e) any interest or title of a lessor under any operating lease;

(f) easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any Subsidiary;

(g) reserved;

(h) Liens granted in favor of the Purchaser pursuant to the Collateral Documents; and

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(i) Liens granted in favor of the Senior Lender in connection with the Senior Debt.

Section 8.9 Investments, Acquisitions, Loans and Advances. The Company shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain, or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b) investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof;

(c) investments in certificates of deposit issued by the Senior Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

(d) investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f) the Company’s ownership interest existing on the date of this Agreement in its Subsidiaries;

(g) investments constituting Intercompany Debt permitted under Section 8.7; and

(h) other investments, loans and advances in addition to those otherwise permitted by this Section in an amount not to exceed $115,000 in the aggregate at any one time outstanding.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

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Section 8.10 Mergers, Consolidations and Asset Sales. The Company shall not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or engage in any Asset Sale, including as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section shall not apply to nor operate to prevent:

(a) the sale, transfer, or other disposition of any tangible personal property that, in the reasonable business judgment of the Company or its Subsidiary, has become uneconomical, obsolete, or worn out, and which is disposed of in the ordinary course of business; and

(b) the sale, transfer, lease, or other disposition of Property of the Company or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Company and its Subsidiaries not more than $100,000 during any fiscal year of the Company.

Section 8.11 Maintenance of Subsidiaries. The Company shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any Shares of Capital Stock of a Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) the issuance, sale and transfer to any person of any Shares of Capital Stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, (b) Liens on the Capital Stock of Subsidiaries granted to the Purchaser pursuant to the Collateral Documents and (c) Liens on the Capital Stock of Subsidiaries granted to the Senior Lender pursuant to the Senior Credit Documents.

Section 8.12 ERISA. The Company shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. The Company shall, and shall cause each Subsidiary to, promptly notify the holder of the Note of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Company or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

Section 8.13 Compliance with Laws. The Company shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, local, and foreign laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

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Section 8.14 Intellectual Property. The Company shall, and shall cause each Subsidiary to, possess and maintain all Intellectual Property necessary to the conduct of their respective businesses and own all right, title and interest in and to, or have a valid license for, all such Intellectual Property, except to the extent the failure to so possess, maintain, own or have does not, and reasonably could not be expected to, result in, either individually or in the aggregate, a Material Adverse Effect. The Company shall not, nor shall it permit any Subsidiary to, take any action, or fail to take any action, which would result in the invalidity, abandonment, misuse or unenforceability of any of its Intellectual Property or which would infringe upon or misappropriate any rights of other Persons, except to the extent such invalidity, abandonment, misuse, unenforceability, infringement, or misappropriation does not, and reasonably could not be expected to, result in, individually or in the aggregate, a Material Adverse Effect.

Section 8.15 Burdensome Contracts with Affiliates. The Company shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 8.16 No Changes in Fiscal Year. The fiscal year of the Company and its Subsidiaries ends on December 31 of each year; and the Company shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

Section 8.17 Formation of Subsidiaries. The Company shall not, nor shall it permit any Subsidiary to, form or acquire any other Subsidiary.

Section 8.18 Change in the Nature of Business. The Company shall not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Company or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the date hereof.

Section 8.19 Use of Proceeds. The Company shall use the proceeds of the Note solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.

Section 8.20 No Restrictions. Except as provided herein, the Company shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Company or any Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary’s Capital Stock or other equity interests owned by the Company or any other Subsidiary, (b) pay any indebtedness owed to the Company or any other Subsidiary, (c) make loans or advances to the Company or any other Subsidiary, (d) transfer any of its Property to the Company or any other Subsidiary, (e) guarantee the Obligations and/or grant Liens on its assets to the Purchaser as required by the Operative Documents, or (f) guarantee the Senior Debt and/or grant Liens on its assets to the Senior Lender as required by the Senior Credit Documents.

Section 8.21 Other Debt. The Company shall not, nor shall it permit any Subsidiary to, a) amend or modify any of the terms or conditions relating to Subordinated Debt, b) make any voluntary prepayment of Subordinated Debt or effect any voluntary redemption thereof, c) make any payment on account of Subordinated Debt which is prohibited under the terms of any Junior Subordination Agreement or other instrument or agreement subordinating the same to the Obligations, or (d) amend or modify any of the terms or conditions of the Senior Credit Documents or relating to the Senior Debt owing to the Senior Lender in violation of the terms of the Senior Subordination Agreement.

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Section 8.22 Bank Accounts. The Company shall not establish any new deposit accounts or other bank accounts, other than deposit accounts or other bank accounts established at or with the Senior Lender, without the prior written consent of the Purchaser.

Section 8.23 Financial Covenants.

(a) Senior Leverage Ratio. As of the last day of each fiscal quarter of the Company, the Company shall not permit the Senior Leverage Ratio for the four fiscal quarters of the Company then ended to be more than the amount set forth below for such fiscal quarter:

Fiscal Quarter Ending	Level
June 30, 2012 and September 30, 2012	3.65 to 1.00
December 31, 2012 and March 31, 2013	3.40 to 1.00
June 30, 2013 and September 30, 2013	3.10 to 1.00
December 31, 2013, and each fiscal quarter thereafter	2.75 to 1.00

(b) Total Leverage Ratio. As of the last day of each fiscal quarter of the Company, the Company shall not permit the Total Leverage Ratio for the four fiscal quarters of the Company then ended to be more than the amount set forth below for such fiscal quarter:

Fiscal Quarter Ending	Level
June 30, 2012	5.80 to 1.00
September 30, 2012	5.45 to 1.00
December 31, 2012 and March 31, 2013	5.10 to 1.00
June 30, 2013 and September 30, 2013	4.85 to 1.00
December 31, 2013, and each fiscal quarter thereafter	4.60 to 1.00

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(c) Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter of the Company, the Company shall not permit the Fixed Charge Coverage Ratio for the four fiscal quarters of the Company then ended to be less than 1.00 to 1.00.

(d) Capital Expenditures. The Company shall not, and shall not permit any of its Subsidiaries to, make or commit to make, directly or indirectly, any Capital Expenditure if, after giving effect thereto, the aggregate amount of all Capital Expenditures by the Company and its Subsidiaries would exceed the amount set forth below for such fiscal year:

Fiscal Year Ending	Amount
December 31, 2012	$4,500,000
December 31, 2013 and each fiscal year thereafter	$775,000

Notwithstanding anything to the contrary in this Section 8.23(d), if the amount of Capital Expenditures permitted to be made by the Company and its Subsidiaries pursuant hereto in any fiscal year is greater than the amount of Capital Expenditures actually made by the Company and its Subsidiaries during such fiscal year (without giving effect to any carry forward permitted by this clause), fifty percent (50%) of such excess (the “Carried-Forward Amount”) may be carried forward and utilized by the Company and its Subsidiaries to make Capital Expenditures solely in the immediately succeeding fiscal year. For the avoidance of doubt, (i) if any portion of the Carried-Forward Amount for any fiscal year is not used in the immediately succeeding fiscal year to make Capital Expenditures, such portion will not be included in any subsequent Carried-Forward Amount for, or carried forward to, any subsequent fiscal year and (ii) in determining any Carried-Forward Amount, the amount expended in any fiscal year shall first be deemed to be from the amount allocated to such fiscal year (before giving effect to any Carried-Forward Amount). Additionally, if in fiscal year 2012 the ERP system is not completed and any portion of the $500,000 of the Company’s budgeted Capital Expenditures for the ERP system is not actually made, then any unspent portion may be Carried Forward to any subsequent fiscal year to complete the ERP system. If in fiscal year 2012 the latex processing plant is not completed and any portion of the $1,500,000 of the Company’s budgeted Capital Expenditures for the latex processing plant is not actually made, then any unspent portion may be Carried Forward to any subsequent fiscal year to complete the latex processing plant.

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Section 8.24 Board Matters. The Company shall hold meetings of its Board of Directors (the “Parent Board”) at least once every quarter. The Parent Board shall have an audit committee and a compensation committee. Members of the audit committee and the compensation committee shall be members of the Parent Board that are not employees of the Company or any of its Subsidiaries. The Purchaser shall have the right to designate one individual (the “Designee”) who shall have observation rights with respect to all meetings of the Parent Board and the Board of Directors of any Subsidiary of the Company (each, a “Subsidiary Board”). The Designee shall have the right to attend each meeting of the Parent Board and each Subsidiary Board and all committees, respectively, thereof. The Parent Board and each Subsidiary Board shall give the Designee and the Purchaser notice of each meeting of the Parent Board and each Subsidiary Board and each committee thereof at the same time and in the same manner as notices given to the members of the Parent Board and each Subsidiary Board. The Designee and the Purchaser shall be entitled to receive all written materials and other information given to members of the Parent Board and each Subsidiary Board and each Subsidiary Board and each committee thereof in connection with such meetings at the same time such materials and information are given to all other members of the Parent Board and each Subsidiary Board and such committees. The Company shall reimburse the Designee for reasonable out-of-pocket expenses in connection with attending the Parent Board and each Subsidiary Board and committee meetings. The Company agrees to take any and all actions necessary to effectuate the intent of the foregoing provisions of this Section 8.24.

Section 8.25 Investor Protection. In connection with any Change of Control or similar transaction under circumstances where the Purchaser or the holder thereof continues to hold the Warrant, the Company shall make, or cause to be made, available to the Purchaser and/or the holder all economic benefits in a manner that treats the Purchaser and/or the holder equitably with respect to all other equity holders of the Company. In this regard, the Company agrees to structure any Change of Control or similar transaction, under circumstances where the Purchaser or the holder thereof continues to hold the Warrant, in order to treat all equity holders, including the Purchaser and/or the holder, in a fair and equitable manner and such transaction structure shall not include disguised purchase price components in the form of payments allocated to covenants not to compete, consulting payments and the like, except for employment agreements or similar agreements providing for reasonable “arms length” levels of compensation to such equity holder in return for future services to be rendered to the acquirer subsequent to a Change of Control.

Section 8.26 Equity Restriction. The Company shall not:

(a) directly or indirectly make, or permit any of its Subsidiaries to make, any purchase of any Capital Stock, or directly or indirectly redeem, purchase or make, or permit any of its Subsidiaries to redeem, purchase or make, any payments with respect to any stock appreciation rights, phantom stock plans or similar rights or plans; provided, however, that the Company may redeem shares of its Capital Stock from Merrick and Schwan so long as such redemptions do not reduce the number of shares of Capital Stock held by the Permitted Holders below thirty-seven percent (37%) of the issued and outstanding voting Shares of the Capital Stock or other equity interests of the Company at any time or the voting power to elect a majority of the Company’s board of directors, including, without limitation, as the result of the exercise by one or more secured parties of one or more security interests in respect of any ownership interest in the Company; and

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(b) authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for Capital Stock or other equity securities issued in connection with the issuance of Capital Stock, or other equity securities or containing profit participation features) at a price at issuance which is lower than the then current market price of the Company’s Capital Stock except as otherwise expressly contemplated by this Agreement.

Section 8.27 Post-Closing. The Company shall satisfy the requirements and/or provide to the Purchaser each of the documents, instruments, agreements and information set forth on Schedule 8.27, in form and substance acceptable to the Purchaser, on or before the date specified for such requirement in Schedule 8.27 or such later date to be determined by the Purchaser, in its sole discretion, each of which shall be completed or provided in form and substance satisfactory to the Purchaser.

Section 9 representations and warranties of the purchaser.

As a material inducement to the Company entering into this Agreement and selling the Securities hereunder, the Purchaser hereby represents and warrants to the Company as follows:

Section 9.1 Organization and Good Standing. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as now conducted.

Section 9.2 Authorization; Power. The execution and delivery by it of, and the performance by it under, the Operative Documents to which it is a party and the purchase of the Note and the Warrant issued in favor of it have been duly authorized by all requisite action, and it has the full right, power and authority to enter into, and perform its obligations under, this Agreement.

Section 9.3 Validity. This Agreement has been duly executed and delivered by it and constitutes its valid and binding obligation, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law. The execution, delivery and performance of this Agreement and the purchase of the Securities will not conflict with, or result in a material breach of any of the terms of, or constitute a material default under, its charter documents.

Section 9.4 Accredited Investor. It is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act.

Section 9.5 Purchase for Own Account; Acknowledgment of Risk. It is acquiring the Securities purchased hereunder by it or acquired pursuant hereto by it for its own account without the present intention of resale or distribution. It acknowledges that it may not resell or otherwise transfer such Securities without an effective registration statement or exemption therefrom under federal and applicable state securities laws, and that it may have to hold its investment for an indefinite amount of time. It further acknowledges that the purchase of the Securities is a risky investment and that it may lose its entire investment hereby.

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Section 10 Events of Default and Remedies.

Section 10.1 Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) default in the payment when due of all or any part of any principal or interest due under the Note or any other Obligation payable by the Company hereunder or under any other Operative Document (whether at the stated maturity thereof or at any other time provided for in this Agreement), or default shall occur in the payment when due of any other indebtedness or obligation (whether direct, contingent or otherwise) of the Company owing to the Purchaser; or

(b) default in the observance or performance of any covenant set forth in Section 8.1, 8.4, 8.7, 8.8, 8.9, 8.10, 8.11, 8.16, 8.17, 8.18, 8.20, 8.21, 8.23, or 8.26 hereof or of any provision of any Operative Document requiring the maintenance of insurance on the Collateral subject thereto or dealing with the use or remittance of proceeds of Collateral; or

(c) default in the observance or performance of any other provision hereof or of any other Operative Document which is not remedied within thirty (30) days after the earlier of (i) the date on which such failure shall first become known to any officer of the Company or (ii) written notice thereof is given to the Company by the Purchaser; or

(d) any representation or warranty made by the Company or any Subsidiary herein or in any other Operative Document, or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with the purchase and sale of the Securities, proves untrue in any material respect as of the date of the issuance or making thereof; or

(e) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Operative Documents, or any of the Operative Documents shall for any reason not be or shall cease to be in full force and effect, or any of the Operative Documents is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected second priority Lien in favor of the Purchaser in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof, or the Company or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Operative Document executed by it or any of its obligations thereunder; or

(f) default shall occur under the Subordinated Debt Documents, or default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by the Company or any Subsidiary (excluding the Senior Credit Documents) aggregating more than $316,250, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by lapse of time, acceleration or otherwise); or

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(g) any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $316,250 shall be entered or filed against the Company or any Subsidiary or against any of their Property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of 30 days; or

(h) the Company or any member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess $316,250 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $316,250 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Company or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Company or any member of its Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

(i) dissolution or termination of the existence of the Company or any Subsidiary; or

(j) the Company or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 10.1(k) hereof; or

(k) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any Subsidiary or any substantial part of any of their Property, or a proceeding described in Section 10.1(j)(v) shall be instituted against the Company or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days; or

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(l) the occurrence of any of the following (each, a “Change of Control”): (i) the Permitted Holders shall cease to collectively own and control, directly and free and clear of all Liens (other than (A) Liens existing as of the Closing Date that have been disclosed to the Purchaser and (B) Liens consented to in writing by the Purchaser), at least thirty-seven percent (37%) of the issued and outstanding voting Shares of the Capital Stock or other equity interests of the Company at any time or the voting power to elect a majority of the Company’s board of directors, including, without limitation, as the result of the exercise by one or more secured parties of one or more security interests in respect of any ownership interest in the Company; (ii) the granting by any Permitted Holder, directly or indirectly, after the Closing Date and without the prior written consent of the Purchaser, of a security interest in its ownership interest in the Company if the secured party’s exercise of remedies in respect of that security interest could reasonably be expected to result in the occurrence of one or more events of the kind described in clause (i); (iii) Schwan and Merrick shall cease to hold the titles of Chairman and Chief Financial Officer or equivalent positions, respectively, of the Company; (iv) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, as amended) (other than Merrick or Schwan) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 10% or more of either (x) the then outstanding Shares of common stock of the Company or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors; or (v) the Company ceases to directly own free and clear of all Liens (other than Liens permitted pursuant to Section 8.8) 100% of the issued and outstanding Shares of the Capital Stock or other equity interests of its Subsidiaries, except as a result of intercompany mergers or liquidations otherwise expressly permitted under this Agreement; or

(m) the subordination provisions of any Subordinated Debt or any Junior Subordination Agreement relating thereto shall for any reason be revoked or invalid or otherwise cease to be in full force and effect in any material respect, or the Obligations shall for any reason not have the priority contemplated by the subordination provisions of the Subordinated Debt or Junior Subordination Agreement relating thereto; or

(n) the occurrence of a Material Adverse Effect; or

(o) the Senior Lender shall accelerate the Senior Debt; or

(p) the Purchaser exercises its put rights under the Warrant; or

(q) the Company shall have defaulted in any of its obligations under the Warrant.

Section 10.2 Consequences of Events of Default.

(a) If any Event of Default has occurred, the total interest rate on the Note shall increase immediately by two (2) percentage points (the “Default Rate”), and such two percent (2%) shall be deemed to be and treated as a part of the Current Interest Rate. Any increase of the Current Interest Rate resulting from the operation of this subsection shall terminate as of the close of business on the date on which no Event of Default exists (subject to subsequent increases pursuant to this subparagraph).

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(b) If any Event of Default described in Section 10.1 (other than in subsection (j) or (k) of Section 10.1) has occurred and is continuing, the Purchaser may, by notice to the Company, take one or more of the following actions: (i) declare the principal of and the accrued interest on the Note to be forthwith due and payable and thereupon the Note, including both principal and interest and all fees, charges and other Obligations payable hereunder and under the other Operative Documents, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind; and (ii) enforce any and all rights and remedies available to it under the Operative Documents or applicable law

(c) If any Event of Default described in subsection (j) or (k) of Section 10.1 has occurred and is continuing, then the Note, including both principal and interest, and all fees, charges and other Obligations payable hereunder and under the other Operative Documents, shall immediately become due and payable without presentment, demand, protest or notice of any kind. In addition, the Purchaser may exercise any and all remedies available to it under the Operative Documents or applicable law..

(d) If any Event of Default described in Section 10.1 has occurred and is continuing, the Purchaser may, subject to the terms of the Senior Subordination Agreement, commence enforcement actions under the Collateral Documents, and may also exercise any and all rights it has under the Warrant.

Section 11 Miscellaneous.

Section 11.1 Non-Business Day. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 11.2 No Waiver, Cumulative Remedies. No delay or failure on the part of the Purchaser or on the part of the holder of the Note in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Purchaser and of the holder of the Note are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 11.3 Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Agreement or of any other Operative Document, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Purchaser. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

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Section 11.4 Costs and Expenses; Indemnification.

(a) The Company agrees to pay on demand the costs and expenses of the Purchaser in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Operative Documents and the other instruments and documents to be delivered hereunder or thereunder, and in connection with the recording or filing of any of the foregoing, and in connection with the transactions contemplated hereby or thereby, and in connection with any consents hereunder or waivers or amendments hereto or thereto, including the reasonable fees and expenses of counsel for the Purchaser with respect to all of the foregoing (whether or not the transactions contemplated hereby are consummated). The Company further agrees to pay to the Purchaser or any other holder of the Note all costs and expenses (including court costs and attorneys’ fees), if any, incurred or paid by the Purchaser or any other holder of the Note in connection with any Default or Event of Default or in connection with the enforcement of this Agreement or any of the other Operative Documents or any other instrument or document delivered hereunder or thereunder (including, without limitation, all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Company or any guarantor). The Company further agrees to indemnify the Purchaser, and any security trustee, and their respective directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may pay or incur arising out of or relating to any Operative Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any extension of credit made available hereunder, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Company, upon demand by the Purchaser at any time, shall reimburse the Purchaser for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Company under this Section shall survive the termination of this Agreement.

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(b) The Company unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, the Purchaser for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by the Company or any Subsidiary or otherwise occurring on or with respect to their Property, (ii) the operation or violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder, by the Company or any Subsidiary or otherwise occurring on or with respect to their Property, (iii) any claim for personal injury or property damage in connection with the Company or any Subsidiary or otherwise occurring on or with respect to their Property, and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by the Company or any Subsidiary made herein or in any mortgage, deed of trust, security agreement or any other instrument or document evidencing or securing any indebtedness, obligations, or liabilities of the Company or any Subsidiary owing to the Purchaser or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the Purchaser’s willful misconduct or gross negligence. This indemnification shall survive the payment and satisfaction of all Obligations owing to the Purchaser and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of the Company and shall inure to the benefit of Purchaser and its directors, officers, employees, agents, and collateral trustees, and their successors and assigns.

Section 11.5 Documentary Taxes. The Company agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Operative Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 11.6 Survival of Representations. All representations and warranties made herein or in any of the other Operative Documents or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Operative Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 11.7 Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the holder of the Note of amounts sufficient to protect the yield of the holder of the Note with respect to the Note shall survive the termination of this Agreement and the payment of the Note.

Section 11.8 Notices. Except as otherwise specified herein, all notices hereunder shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the other given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed:

To the Company:	CTI Industries Corporation 22160 N. Pepper Road Lake Barrington, Illinois 60010 Attention: Stephen M. Merrick Telephone: (847) 382-1000 Facsimile: (847) 382-1219

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With a copy to:	Vanasco, Genelly & Miller 33 North LaSalle Street Suite 2200 Chicago, Illinois 60602 Attention: Gerald Miller, Esq. Telephone: (312) 786-5100 Facsimile: (312) 786-5111

To the Lender:	BMO Private Equity (U.S.), Inc. c/o BMO Mezzanine Fund 115 S. LaSalle Street 18th Floor - West Chicago, Illinois 60603 Attention: Douglas Sutton Telephone: (312) 461-5469 Facsimile: (312) 293-1394

With copy to:	Vedder Price P.C. 222 North LaSalle Street Suite 2400 Chicago, Illinois 60601 Attention: Guy E. Snyder and Dana S. Armagno Telephone: (312) 609-7500 Facsimile: (312) 609-5005

Each such notice, request or other communication shall be effective (a) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (b) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (c) if given by any other means, when delivered at the addresses specified in this Section.

Section 11.9 Construction. The provisions of this Agreement relating to Subsidiaries (other than restrictions on the creation, formation, or acquisition thereof) shall only apply during such times as the Company has one or more Subsidiaries. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any of the other Operative Documents, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the other Operative Documents.

Section 11.10 Headings. Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

Section 11.11 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

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Section 11.12 Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 11.13 Binding Nature, Governing Law, Etc. This Agreement shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Purchaser and the benefit of its successors and assigns, including any subsequent holder of the Note. The Company may not assign its rights hereunder without the written consent of the Purchaser. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. This Agreement and the rights and duties of the parties hereto shall be governed by, and construed in accordance with, the internal laws of the State of Illinois without regard to principles of conflicts of laws.

Section 11.14 Submission to Jurisdiction; Waiver of Jury Trial. The Company hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Operative Documents or the transactions contemplated hereby or thereby. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Company and the Purchaser each hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to any Operative Document or the transactions contemplated thereby.

Section 11.15 USA Patriot Act. The Purchaser hereby notifies the Company that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify, and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow the Purchaser to identify the Company in accordance with the Act.

[Signature Page to Follow]

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Signature Page to Note and Warrant Purchase Agreement

This Note and Warrant Purchase Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“COMPANY”

CTI INDUSTRIES CORPORATION

By:	/s/ Stephen M. Merrick
Name:	Stephen M. Merrick
Title:	Executive Vice President and Chief
Financial Officer

“PURCHASER”

BMO PRIVATE EQUITY (U.S.), INC.

By:	/s/ Douglas Sutton
Douglas Sutton, Managing Director

Exhibit A

Form of Note

[SEE ATTACHED]

Exhibit B

Form of warrant

[SEE ATTACHED]

Exhibit C

Compliance Certificate

To:	BMO Private Equity (U.S.), Inc.

This Compliance Certificate is furnished to BMO Private Equity (U.S.), Inc. (the “Purchaser”) pursuant to that certain Note and Warrant Purchase Agreement dated as of July 17, 2012, between CTI Industries Corporation, an Illinois corporation (the “Company”), and the Purchaser (the “Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

The Undersigned hereby certifies that:

1. I am the duly elected _____________________________________ of the Company;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

4. The financial statements required by Section 8.5 of the Agreement and being furnished to you concurrently with this certificate are, to the best of my knowledge, true, correct and complete as of the dates and for the periods covered thereby; and

5. The Attachment hereto sets forth financial data and computations evidencing the Company’s compliance with certain covenants of the Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _________ day of __________________, ___.

CTI Industries Corporation

By:	/s/ Stephen M. Merrick
Name:	Stephen M. Merrick
Title:	Executive Vice President and Chief Financial Officer

Attachment to Compliance Certificate
CTI Industries Corporation

Compliance Calculations for Note and Warrant Purchase Agreement

Dated as of ________________

Calculations as of _____________, ___

Schedule 6.2

Subsidiaries

Name	Jurisdiction of Incorporation	Percentage Ownership
CTI Helium, Inc.	Illinois
CTI Balloons Limited	England	100%
Flexo Universal S.A. de C.V.	Mexico	100%
CTI Europe	Germany	98.5%
CTI Mexico S.A. de C.V.	Mexico - inactive	52%
CTF International S.A. de C.V.	Mexico - inactive

Schedule 8.7

Existing Intercompany Debt

[to be attached]

Schedule 8.27

Post-Closing

	Requirements/Deliveries	Date by which Requirement/Delivery is to be Completed
1.	With respect to the Mortgaged Premises, deliver to the Purchaser (i) an appraisal report prepared for the Purchaser by a state certified appraiser selected by the Purchaser, which appraisal report shall describe the fair market value of the Mortgaged Premises, and which report shall meet or exceed the requirements of applicable law for appraisals prepared for federally insured depository institutions, and (ii) a Phase I Environmental Report of an independent firm of environmental engineers acceptable to the Purchaser concerning the environmental hazards and matters with respect to the Mortgaged Premises, together with a reliance letter from such firm acceptable in form and substance to the Purchaser.	Within 15 days after the Closing Date
2.	Deliver to the Purchaser endorsements to each property and liability insurance policies for which insurance certificates were delivered on or before the Closing Date	Within 15 days after the Closing Date
3.	Deliver to the Purchaser deposit account control agreements with respect to bank accounts established at or with the Senior Lender.	Within 15 days after the Closing Date
4.	the Company shall deliver to the Purchaser evidence of delivery to the Senior Lender of the stock certificates evidencing 65% of the voting equity interests of Flexo, together with undated executed blank stock powers therefor.	Within 15 days after the Closing Date
5.	the Company shall (A) diligently pursue a release of liens or assignments of intellectual property of the Company in favor of Cole Taylor Bank reflected on records of the United States Patent and Trademark Office, and (B) deliver to the Purchaser, promptly following any request from the Purchaser, evidence satisfactory to the Purchaser that the Company is diligently pursuing that release.	N/A